Child, Van Wagoner & Bradshaw, PLLC
A Professional Limited Liability Company of CERTIFIED PUBLIC ACCOUNTANTS

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5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107 PHONE: (801) 281-4700 FAX: (801) 281-4701

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors
China Security & Surveillance Technology, Inc.

We consent to the incorporation by reference in the Registration Statement of China Security & Surveillance Technology, Inc. on Form S-8, pertaining to 8,000,000 shares of its common stock, of our Report of Independent Registered Public Accounting Firm, dated September 1, 2005, with respect to the financial statements of Golden Group Corporation (Shenzhen) Ltd. (predecessor to China Security & Surveillance Technology, Inc.).

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
February 14, 2007